Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
 Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Monday, March 5, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES
ENTERING INTO PARTICIPATION AGREEMENTS AND REPAYMENT
OF CREDIT FACILITY
MINNEAPOLIS, March 5, 2007 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that on March 2, 2007, Lakes Entertainment, Inc. (“Lakes”) through its wholly-owned subsidiary, Great Lakes Gaming of Michigan, LLC (“Great Lakes”), closed on the sale of non-recourse, continuing, undivided participations (collectively, the “Loan Participations”) in all of Great Lakes’ notes and loans in the aggregate face amount of approximately $104.2 million including principal of approximately $71.2 million and accrued interest of approximately $33.0 (collectively, the “Loans”). The Loans include:
•	The Third Amended and Restated Lakes Development Note dated as of January 25, 2006 in the principal amount of $46,000,000 issued by the Pokagon Band of Potawatomi Indians in favor of Great Lakes.

•	The Third Amended and Restated Transition Loan Note dated as of January 25, 2006 in the principal amount of $12,000,000 issued by the Pokagon Band of Potawatomi Indians in favor of Great Lakes.

•	The Third Amended and Restated Non-Gaming Land Acquisition Line of Credit Agreement dated as of January 25, 2006 in the principal amount of $13,200,000 between Pokagon Band of Potawatomi Indians and Great Lakes.
There is no effect on the Pokagon Gaming Authority or the Four Winds Casino Resort as a result of the Loan Participations.
The Loan Participations were sold without recourse to Great Lakes at 98% of the fully accrued amount of the Loans for a total aggregate purchase price of approximately $102.1 million paid in cash. Lakes immediately repaid its loan under the existing $105 million credit agreement (“Credit Agreement”) through a wholly-owned subsidiary with Bank of America N.A. (“BofA”) and various other lenders, using the proceeds from the Loan Participations in addition to funds held in a Lakes’ interest reserve account that had been set up to fund the interest on the $105 million Credit Agreement. In accordance with the terms of the transactions, Lakes incurred fees of approximately $1.0 million related to the Loan Participations and paid a prepayment penalty in the amount of approximately $1.1 million related to the extinguishment of the Credit Agreement. The Loan Participations will result in the loans being accounted for as if sold by Great Lakes during fiscal 2007, and Lakes will no longer have rights or obligations related to the Pokagon loans.
“The reason we completed the participation agreements was to allow us to repay all of our outstanding debt and provide us with approximately $5.0 million after full repayment,” stated Tim Cope, President and Chief Financial Officer of Lakes. “With no debt on our books, we have created financial flexibility for our Company with respect to how we fund our capital needs and pursue other projects. Neither of these transactions have any effect on our existing contract with the Pokagon Gaming Authority to open and manage the Four Winds Casino Resort. The Pokagon Band and Lakes continue to look forward to the project opening in August of this year.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.